Qorvo® to Acquire IoT Solution Provider GreenPeak Technologies

Adds ultra-low power, short range wireless connected home and IoT offerings to its expanding RF portfolio

GREENSBORO, N.C. and HILLSBORO, Ore. – April 18, 2016 – Qorvo, Inc. (NASDAQ: QRVO), a leading provider of core technologies and RF solutions for mobile, infrastructure and defense applications, announced today that it has signed a definitive agreement to acquire privately-held GreenPeak Technologies, a leader in ultra-low power, short range RF communication technology. The acquisition of Netherlands-based GreenPeak will allow Qorvo to expand its customer offering to include highly integrated RF solutions and systems-on-a-chip (SoCs) for the connected home and the rapidly growing Internet of Things (IoT).

James Klein, president of Qorvo’s Infrastructure and Defense Products (IDP) group, said, “The acquisition of GreenPeak Technologies will complement Qorvo’s market-leading high power RF portfolio with innovative ultra-low power, short-range wireless personal area network (WPAN) SoCs, ZigBee and Bluetooth solutions. GreenPeak brings a world-class technical team and solutions to Qorvo, allowing us to increase our presence in the rapidly expanding IoT market.”

Cees Links, founder & CEO of GreenPeak Technologies, said, “Our team is excited to join Qorvo and continue our legacy of creating ultra-low power RF solutions for our customers. We believe Qorvo will be a great environment for the GreenPeak team to grow as part of a much larger company serving many more global customers.”

According to research firm Gartner, Smart Home networking and IoT markets addressed by 802.15.4, ZigBee and Bluetooth Low Energy (BLE) technology are estimated to grow to $2.3 billion by 2020; and related smart markets such as retail, agriculture, automotive, lifestyle and commercial lighting are expected to grow to $4.9 billion by 2020. Beyond smart home networking, demand is growing to connect a variety of devices including HVAC, energy, security, home health, and remote controls utilizing innovative ultra-low power wireless data communication SoCs.

GreenPeak Technologies adds to Qorvo a legacy of world-class engineering and system-level expertise in wireless RF technology, and offers a broad range of proprietary antenna diversity and multiple receiver architecture technologies. GreenPeak solutions offer superior range, robustness and best-in-class WiFi interference rejection with no latency in production-ready reference designs that will allow quick time to market for integration into smart home and IoT applications. In 2015, GreenPeak celebrated shipment of its 100 millionth ZigBee chip to the smart home market.

GreenPeak will become part of Qorvo’s IDP group and will be headed by Mr. Links.

The transaction is expected to close in the current quarter, subject to customary closing conditions. Wells Fargo Securities, LLC served as financial advisor to GreenPeak in connection with the transaction.

About GreenPeak Technologies
GreenPeak Technologies is an award winning fabless semiconductor/system company and one of the world’s recognized leaders in the IEEE 802.15.4 and ZigBee market with a rich offering of semiconductor products and software technologies for Smart Home data communications and the IoT. The GreenPeak founders have significantly contributed to the invention of WiFi and are responsible for it being a commercial success used by billions of people worldwide today. GreenPeak

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is recognized as a leader in developing new wireless technologies for consumer electronics and Smart Home applications, demonstrating rapid growth and adoption by major customers. GreenPeak is privately funded. It is headquartered in Utrecht, The Netherlands and has offices in Belgium and Hong Kong.

About Qorvo
Qorvo (NASDAQ:QRVO) is a leading provider of core technologies and RF solutions for mobile, infrastructure and aerospace/defense applications. Qorvo was formed following the merger of RFMD and TriQuint, and has more than 7,000 global employees dedicated to delivering solutions for everything that connects the world. Qorvo has the industry's broadest portfolio of products and core technologies; world-class ISO9001-, ISO 14001- and ISO/TS 16949-certified manufacturing facilities; and is a DoD-accredited 'Trusted Source' (Category 1A) for GaAs, GaN and BAW products and services. For the industry's leading core RF solutions, visit www.qorvo.com.

Qorvo is a registered trademark of Qorvo, Inc. in the U.S. and in other countries.

Investor Relations Contact: Doug DeLieto VP, Investor Relations 336-678-7088	Media Contact: Katie Caballero, Marketing Communications Manager, Qorvo Infrastructure and Defense Products E Katie.caballero@qorvo.com W +1 972-994-8546

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws. Qorvo's business is subject to numerous risks and uncertainties, including variability in operating results, the inability of certain of our customers or suppliers to access their traditional sources of credit, our industry's rapidly changing technology, our dependence on a few large customers for a substantial portion of our revenue, our ability to implement innovative technologies, our ability to bring new products to market and achieve design wins, the efficient and successful operation of our wafer fabrication facilities, assembly facilities and test and tape and reel facilities, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, variability in manufacturing yields, industry overcapacity and current macroeconomic conditions, inaccurate product forecasts and corresponding inventory and manufacturing costs, dependence on third parties and our ability to manage channel partners and customer relationships, our dependence on international sales and operations, our ability to attract and retain skilled personnel and develop leaders, the possibility that future acquisitions may dilute our shareholders' ownership and cause us to incur debt and assume contingent liabilities, fluctuations in the price of our common stock, additional claims of infringement on our intellectual property portfolio, lawsuits and claims relating to our products, security breaches and other similar disruptions compromising our information and exposing us to liability, the impact of stringent environmental regulations, and the impact of integrating the businesses of RFMD and TriQuint. These and other risks and uncertainties, which are described in more detail in Qorvo's most recent Annual Report on Form 10-K and in other reports and statements filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

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